Exhibit 5.1

November 10, 2015	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Nissan Auto Lease Trust 2015-B Nissan Auto Leasing LLC II Nissan Motor Acceptance Corporation One Nissan Way Franklin, Tennessee 37067	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Re:	Nissan Auto Lease Trust 2015-B

Registration Statement on Form S-3

Registration Nos. 333-195774 and 333-195774-01

Ladies and Gentlemen:

We have acted as special counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of the Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes and $82,300,000 aggregate principal amount of the Class A-4 Notes (collectively, the “Offered Notes”) and the issuance of $80,500,000 aggregate principal amount of the Class A-4 Notes (the “Retained Class A-4 Notes”, and together with the Offered Notes, the “Notes”) described in the final prospectus supplement dated November 4, 2015 and the base prospectus dated October 29, 2015 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2015-B, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Depositor, Nissan Motor Acceptance Corporation, a California corporation (“NMAC”) and the Issuing Entity, the Prospectus, the current drafts of the Indenture and an amended and restated trust agreement, the form of Notes included as an exhibit to the Indenture, and such other records, documents and certificates of the Depositor, NMAC, the Issuing Entity and public officials and other instruments as we have deemed necessary for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that with respect to the Offered Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Offered Notes have been duly executed and issued by the Issuing Entity, authenticated by the Indenture Trustee, and sold by the Depositor, and (c) payment of the agreed consideration for the Offered Notes has been received by the Issuing Entity, such Offered Notes will have been duly authorized by all necessary action of the Issuing Entity and will be legally

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Nissan Auto Lease Trust 2015-B

Nissan Auto Leasing LLC II

Nissan Motor Acceptance Corporation

November 10, 2015

issued and binding obligations of the Issuing Entity, and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed above are limited to the federal laws of the United States of America, the laws of the State of New York (excluding choice of law principles therein), the Delaware Limited Liability Company Act and the Delaware Statutory Trust Act. We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP Mayer Brown LLP